Exhibit 99.1

Shake Shack Announces Executive Changes
The Company to Present at the 19th Annual ICR Conference

NEW YORK, NY (Business Wire) - January 5, 2017 - Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that the Board of Directors has appointed Zach Koff to serve as the Company’s first Chief Operating Officer. The Company also announced that Jeff Uttz will retire as Chief Financial Officer in 2017.

Mr. Koff has been leading operations at Shake Shack since the fourth Shack opened in Miami Beach, FL. Zach has held various roles as Director of Operations, Vice President of Operations and Senior Vice President of Operations, as well as being a member of the Company’s Executive team since the IPO. Mr. Koff held numerous operations roles at Bravo Brio Restaurant Group prior to joining Shake Shack in 2010.

Randy Garutti, CEO of Shake Shack, stated, "I am beyond proud of Zach's leadership over the last six years. He has built the team and systems that run our restaurants today and has been at the foundation of Shake Shack's unique and powerful people culture. I'm thrilled for Zach to move into the COO role and further his impact around the greater strategy and execution of our rapid growth ahead."

The Company also announced that Jeff Uttz will retire as Chief Financial Officer in 2017. Mr. Uttz will remain in his current role through mid-March to oversee the Company's fiscal 2016 reporting period. The Company has retained Russell Reynolds to initiate an immediate search for a new Chief Financial Officer.

Randy Garutti, CEO of Shake Shack, stated, "On behalf of myself, our Board and all of our team members, I wish to thank Jeff for his many contributions during his time at Shake Shack. Jeff set a very high standard leading Shake Shack through its IPO and beyond, and we will now search for a new CFO to help guide us through what will be an unparalleled period of growth for our company.” Mr. Garutti continued, “While we have not closed the books on the fourth quarter yet, we remain confident in the 2016 financial guidance ranges we provided in our third quarter press release and earnings call, yet we did experience higher than expected labor in the Shacks in Q4 as we began to institute raises in concert with our labor strategy to support increased growth. We were happy to be able to pull forward our 20th Shack of the year in mid-December in Christiana, DE, ending the year on a high note.”

Jeff Uttz commented, "It has been an honor to help lead this great brand and I am proud of what we have accomplished. After 25 years in restaurant finance, I have been fortunate enough to work with several great brands, particularly Shake Shack. I am grateful to have had the opportunity to work with such a passionate and driven group of people and I wish the Company and all of its team members the very best."

Jeff Uttz has served as Shake Shack’s Chief Financial Officer since September 2013. Prior to joining Shake Shack, Mr. Uttz was the Chief Financial Officer of Yard House, where he led the expansion of Yard House from three units when he began to over 40 units when Yard House was acquired by Darden Restaurants, Inc. Prior to Yard House, Mr. Uttz held a number of positions at CKE Restaurants, Inc.

The Company will also be presenting at the 19th Annual ICR Conference at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Tuesday, January 10, 2017. Randy Garutti, Chief Executive Officer and Jeff Uttz, Chief Financial Officer will be presenting. The presentation will begin at 9:30 a.m. Eastern Time and will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 16 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.